EXHIBIT 99


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                  Press Release of Green Street Financial Corp
                               relating to merger

For:     Green Street Financial Corp
         Home Federal Savings and Loan Association
         Fayetteville, North Carolina
                                       Contact:   H.D. Reaves, Jr. (President)
                                                  (910) 483-3681

Fayetteville, N.C.-August 9, 1999-- Green Street Financial Corp. ("Green Street"
NASDAQ: GSFC) today announced the signing of a definitive merger agreement. Green Street in the parent company of Home Federal Savings and Loan Association located in Fayetteville, North Carolina.

Under the terms of the agreement, each share in common stock of Green Street will be acquired for $15.25 by NewSouth Bancorp, Inc. and its banking subsidiary, NewSouth Bank, a North Carolina-chartered commercial bank headquartered in Washington, North Carolina.

H.D. Reaves, Jr., President and Chief Executive Officer of Green Street, remarked, "We are pleased that our new partner will enable us to enhance our product offerings and to better serve our communities. NewSouth Bank provides the same kind of personal service that has been the foundation of our success. We are confident that our customers will benefit from this affiliation."

"NewSouth Bancorp is very enthusiastic about its agreement to purchase Green Street Financial Corp," stated Tom Vann, President of NewSouth Bancorp. "We are excited about the growth potential this market holds and the opportunity to offer our existing products to new customers. "

Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of Green Street and is expected to be completed in the fourth quarter of 1999.

NewSouth Bancorp, Inc. is a $299 million asset bank holding company. Its banking subsidiary is NewSouth Bank, a North Carolina -chartered commercial bank headquartered in Washington, North Carolina. Green Street is the savings and loan holding company for Home Federal Savings and Loan, a $166 million asset bank which operates offices in Fayetteville and Lumberton, North Carolina.